Exhibit 99.1

Hudson Pacific Properties Announces Agreements to Acquire Office

Properties in San Francisco and West Los Angeles

901 Market Street in San Francisco and the Olympic Bundy Media Campus in West Los

Angeles Significantly Expand the Company’s Office Portfolio

Los Angeles, CA, May 14, 2012 – Hudson Pacific Properties, Inc. (the “Company”) (NYSE: HPP) today announced it has entered into purchase agreements to acquire 901 Market Street in San Francisco and the Olympic Bundy Media Campus in West Los Angeles. Both acquisitions are subject to customary closing conditions.

The Company has agreed to purchase the 901 Market Street property for $90 million. 901 Market is an approximately 211,000 square foot historic landmark building consisting of approximately 148,000 square feet of office space and 63,000 square feet of ground floor and lower level retail space. Located at the crossroads of the Union Square and South of Market (SOMA) submarkets, adjacent to the Westfield San Francisco Shopping Centre and Union Square BART entrance, 901 Market enjoys prominent visibility and access to San Francisco’s burgeoning technology and social media-oriented tenants and Union Square’s retail visitors. 901 Market is approximately 62% leased to a diverse tenant base, affording the Company the opportunity to significantly enhance future income by capitalizing on the favorable market conditions throughout San Francisco. This acquisition is expected to close on or before June 1, 2012.

In a separate transaction, the Company has also agreed to purchase the Olympic Bundy Media Campus located at 1901, 1925, and 1933 South Bundy Drive and 12333 West Olympic Boulevard in Los Angeles, for $89 million. Comprised of 11.55 acres, with four existing buildings totaling approximately 233,600 square feet, the Olympic Bundy Media Campus represents an exciting opportunity to renovate and reposition a large-scale office location into a modern creative office campus. Approximately 84,200 square feet of the project has been renovated and is immediately available for office tenancy, of which 64% is currently leased through May 2013 to the Rubicon Project, an online advertising technology company. Approximately 149,400 square feet of the project is planned for renovation to capitalize on West Los Angeles’ growing technology and media tenant demand. All of the buildings feature high, wood bowtruss ceilings, sawtooth skylights, and industrial windows, features appealing to today’s creative office users. The site also benefits from zoning which could potentially support up to an additional 500,000 square feet of future improvements. This acquisition is expected to close on or before September 1, 2012.

“We are very pleased to announce agreements to purchase these compelling additions to our growing portfolio of office properties,” said Victor J. Coleman, Chairman and Chief Executive Officer of Hudson Pacific Properties, Inc. “Our primary growth strategy has been to increase the Company’s presence in markets with a diverse base of office tenants, with an emphasis on media, entertainment and technology tenancy. These highly desirable assets in dynamic submarkets of San Francisco and West Los Angeles deliver on this objective. These acquisitions present an opportunity to continue to enhance shareholder value by identifying assets in strong markets where our experience can create value.”

About Hudson Pacific Properties

Hudson Pacific Properties, Inc. is a full-service, vertically integrated real estate company focused on owning, operating and acquiring high-quality office properties and state-of-the-art media and entertainment properties in select growth markets primarily in Northern and Southern California. The Company’s strategic investment program targets high barrier-to-entry, in-fill locations with favorable, long-term supply-demand characteristics in select target markets, including Los Angeles, Orange County, San Diego and San Francisco. The Company’s portfolio currently consists of approximately 4.5 million square feet, not including undeveloped land that the company believes can support an additional 1.4 million square feet, and will consist of approximately 5.0 million square feet, not including undeveloped land, upon completion of the pending acquisitions described in this press release. The Company has elected to be taxed as a real estate investment trust, or REIT, for federal income tax purposes. Hudson Pacific Properties is a component of the Russell 2000® and the Russell 3000® indices. For additional information, please visit www.hudsonpacificproperties.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond the Company’s control, that may cause actual results to differ significantly from those expressed in any forward-looking statement. All forward-looking statements reflect the Company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 filed with the Securities and Exchange Commission on March 14, 2012, and other risks described in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission.

Investor Contact:

Hudson Pacific Properties, Inc.

Mark Lammas

Chief Financial Officer

(310) 445-5700

or

Investor / Media Contact:

Addo Communications, Inc.

Lasse Glassen

(310) 829-5400

lasseg@addocommunications.com